Exhibit 99.1

MULTIMEDIA GAMES, INC.	PRESS RELEASE
For more information contact:
Clifton Lind	Joseph N. Jaffoni
President and CEO	Richard Land
Randy Cieslewicz	Jaffoni & Collins Incorporated
Chief Financial Officer	212-835-8500 or mgam@jcir.com
Multimedia Games, Inc.
512-334-7500

MULTIMEDIA GAMES REPORTS FISCAL 2007 SECOND QUARTER RESULTS

- Quarterly Sequential Revenue, EBITDA and Net Income Gains Reflect Benefit of

Oklahoma Installed Base Conversions and SG&A Reductions -

AUSTIN, Texas, May 9, 2007 – Multimedia Games, Inc. (Nasdaq: MGAM) today reported operating results for its 2007 fiscal second quarter ended March 31, 2007, as summarized below:

Summary and Review of Q2 Results:

(In millions, except per-share and player terminal data)

	For the Three Months Ended March 31,
	2007	2006
Revenue	$30.7	$46.5
EBITDA(1)	$16.6	$19.8
Net income	$0.0	$2.5
Diluted earnings per share	$0.00	$0.09
Average installed player terminals:
Class II (Legacy and Reel Time Bingo® games)	5,956	9,108
Oklahoma compact games(2)	3,378	1,189
Other gaming units(3)	3,462	2,700

(1)	EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. A reconciliation of EBITDA to net income (loss), the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.
(2)	“Oklahoma compact games” includes stand-alone offerings and server-based games.
(3)	“Other gaming units” include those placed in charity halls, Iowa lottery, and in Mexico.

For the Q2 FY ‘07 period, Multimedia Games (“Multimedia”) reported revenue of $30.7 million, a 6% quarterly sequential improvement compared to Q1 FY ‘07 revenue of $29.1 million. The increase primarily reflects a 48% improvement in revenue from games played under the compact in Oklahoma, a 21% improvement in revenue from domestic charity bingo markets, a 70% increase in revenue derived from the electronic bingo market in Mexico, and improvements in revenue derived from the New York Lottery operations. This quarterly sequential revenue improvement, combined with a reduction in SG&A expenses of approximately 11% from Q1 FY ‘07 levels, resulted in net income of $6,000 for Q2 FY ‘07, or break-even on a per share basis, compared to a net loss of approximately $2.8 million, or $0.10 per share in Q1 FY ‘07.

Revenue of $46.5 million in the Q2 FY ‘06 period reflected a benefit of approximately $11.1 million in “Gaming equipment systems sale and lease revenue”, related to the Company’s system sale to the Israel lottery and player terminal sales in Washington State.

Clifton E. Lind, Multimedia’s President and Chief Executive Officer, commented, “During Q2 FY ‘07 we continued to make meaningful progress on our strategy to convert Class II and server-based compact games in the Oklahoma market to one-touch, stand-alone units. During the March 2007 quarter, our installed base of stand-alone games rose by 713 units, and at March 31, 2007 these games represented more than 43% of our Oklahoma placements. As expected, the transition to stand-alone units in this market is strengthening our competitive position and producing higher gaming revenue. We recorded a quarterly sequential improvement in our blended Oklahoma average hold per day, which more than offset the decline in the average revenue share in that market related to the higher mix of stand-alone Class III games in our installed base. Total revenue derived from our Oklahoma placements increased by 12% on a quarterly sequential basis.

“The conversion to stand-alone units in Oklahoma remains a priority for Multimedia, because it represents a meaningful opportunity to drive further increases in revenue derived from this market based on both higher hold per day and new market share. Our ability to offer Oklahoma customers popular games sourced from two prominent Class III providers is also resulting in regained floor share at several customers’ large gaming facilities where we haven’t had placements for the past several years. In addition, the introduction later this fiscal year of new proprietary stand-alone offerings on our mGAME™ platform will further diversify and expand our Class III stand-alone mix. However, the pace of future stand-alone installations will likely moderate a bit from the recent pace, as we focus on optimizing the installed base in each facility.

“In addition to strengthening our near-term competitive position in Oklahoma through our stand-alone conversion and placement strategy, Multimedia recently extended its relationship with an existing tribal customer through an agreement that is expected to provide a long-term benefit to both parties. As previously announced, Multimedia will provide approximately 25% of the total funding for this customer’s facility expansion, for which the Company will receive approximately 20% of the total floor space of 4,000 additional units, which the customer expects to come online in calendar 2008. In April and the first week of May, as part of the customer’s overall development plan, we reduced our placements at the customer’s existing facility by 560 Class II devices. In exchange, Multimedia received $10 million in cash and a revenue share percentage that is consistent with the historical rate for Class II devices for the remaining approximately 1,040 units at the facility, the majority of which are expected to be stand-alone units once we have completed executing our conversion strategy. In the near-term, our Oklahoma gaming revenues will be impacted as this reduction of units at the existing facility will only be partially offset by the new revenue share arrangement. Importantly, Multimedia is expected to derive future benefits from this agreement given the tribe’s development plans for this expansion, which will result in a fully integrated facility at which we will have approximately 30% of the total floor share, comprised almost completely of stand-alone devices that will generate an attractive blended revenue share.

“In the Mexico market, our customer continues to make progress against its goal of having 15 facilities open by calendar year-end and now has 7 facilities operational with a total of 1,642 player terminals provided by Multimedia. There are plans to open another facility by the end of this month at which time we will have approximately 2,177 units in operation, more than doubling our machine count in that market since the end of Q2 FY ‘07. Based on our customer’s publicly disclosed schedule of new facility openings and the potential for Multimedia to place additional electronic bingo offerings at other operators’ facilities, we expect that our installed base in Mexico will exceed 4,000 units by calendar year end with continued growth expected thereafter.

“In the New York video lottery (“VLT”) market, revenues and the installed base of VLTs continue to grow, and there are now approximately 12,700 VLTs installed at racetracks in the state, and Saratoga Gaming and Raceway is scheduled to activate an additional 400 units this month. With total VLT revenues growing and with the costs to operate the system relatively fixed, our operations have reached a break-even run rate. With the current installed base and level of play, we have overcome the impact on earnings per share, which amounted to approximately $0.09 per diluted share in FY ‘06. We remain hopeful that a new developer and manager of Aqueduct will soon emerge, as the opening of this facility would meaningfully improve contributions from this contract.

“At the same time that our operations in existing markets have improved, we are benefiting from actions taken to lower costs and to focus resources on markets from which we can generate sustainable growth. Reflecting the February 2007 reduction in staffing, our quarterly SG&A costs in the second half of FY ‘07 are expected to approximate $15.5 - $16 million. We’ll continue to review additional opportunities to reduce costs, particularly given the less systems intensive nature of our operations in Oklahoma going forward.”

Lind concluded, “Last week the Company closed on a new $150 million bank credit facility and, reflecting the repayment of our prior facility, we currently have borrowing capacity of approximately $112 million. Our enhanced borrowing power expands our strategic and operating options and improves our flexibility going forward.”

The table below sets forth Multimedia’s end-of-period installed player terminal base by product line or market for the fiscal quarters March 31, 2007, December 31, 2006, and March 31, 2006.

Month Ended	Reel Time Bingo	Legacy	Total Class II Units	Oklahoma Compact Units(1)	Mexico Electronic Bingo Units	Charity Units	Total Units
3/31/2007	5,354	353	5,707	3,662	919	2,588	12,876
12/31/2006	5,943	362	6,305	3,324	919	2,541	13,089
3/31/2006	8,439	392	8,831	1,173	—	2,466	12,470

(1)	“Oklahoma Compact Units” represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma, including Multimedia’s and other vendors’ stand-alone games.

The Company had units installed at five locations in Mexico as of December 31, 2006, and March 31, 2007. Not included in the table above are approximately 1,318 video card readers which were installed as of December 31, 2006; the Birmingham, Alabama sweepstakes operations ceased on January 12, 2007.

The table below breaks out by product line Multimedia’s end-of-period, Oklahoma installed player terminal base for the fiscal quarters ended March 31, 2007, December 31, 2006 and March 31, 2006.

Month Ended	Total Class II Units	Stand-Alone Units	Other Compact Units(1)	Total Compact Units	Total Units
3/31/2007	2,915	2,824	838	3,662	6,577
12/31/2006	3,301	2,111	1,213	3,324	6,625
3/31/2006	5,232	—	1,173	1,173	6,405

(1)	“Other Compact Units” represents server-based games.

Multimedia will provide an update on its total installed base and product mix at April 30, 2007 on or about May 15, 2007 at which time it expects to report a monthly sequential decline in “Total Class II Units”, and “Total Units” reflecting the removal of approximately 457 player terminals during the month from an existing facility in southern Oklahoma as noted above.

Multimedia adopted the Statement of Financial Accounting Standards, or SFAS, No. 123(R), “Share-based Payment”, effective October 1, 2005, using the modified prospective method. Q2 FY ‘07 EBITDA, net income and EPS reflect the impact of a pretax charge of approximately $0.2 million, compared with a pretax charge of $0.7 million in Q2 FY ‘06.

Research and development expense in the March 31, 2007 quarter decreased by $0.4 million, or 9%, to $4.8 million, from $5.2 million for the March 31, 2006 quarter. During the quarter ended March 31, 2007, Multimedia capitalized $0.7 million in costs related to the internal development of software for its gaming products and systems, compared to $0.8 million during the quarter ended December 31, 2006. Approximately $0.4 million of the capitalized costs in the March 2007 quarter were related to the development of new content, and approximately $0.3 million was for systems. For the three months ended March 31, 2007, capital expenditures were $15.9 million, of which $15.6 million was for gaming equipment and license purchases, and $0.3 million was for all other capital expenditures. Included in the gaming equipment purchases was $12.5 million of gaming equipment and licenses purchased under the third party vendor agreements. The remaining equipment purchases relate primarily to the hardware upgrade of the rental pool and systems.

Conference Call

Multimedia Games, Inc. is hosting a conference call and webcast today, May 9, beginning at 9:00 a.m. EDT (8:00 a.m. CDT). Both the call and the webcast are open to the general public. The conference call number is 913-312-1238 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia’s current expectations. The words “will,” “expect,” “plan,” “believe,” “anticipate,” and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that Multimedia’s planned conversion of existing Class II games in Oklahoma to Class III stand-alone games may not be successful or achieve market acceptance and that the placement of more Class III stand-alone games in Oklahoma will not increase Multimedia’s Oklahoma revenues; (ii) the risk that Multimedia’s introduction of new proprietary stand-alone offerings on Multimedia’s mGAME platform will not result in the expected diversification and expansion of Multimedia’s Class III stand-alone mix in Oklahoma due to a lack of market acceptance of the new offerings or competitive pressures; (iii) the risk that Multimedia’s extension of its relationship with the existing tribal customer described above will not result in the expected increases in Multimedia’s floor space and placed units at the customer’s facility on the timeline Multimedia anticipates or at all due to delays or other difficulties in the expansion of the customer’s facility; (iv) the risk that Multimedia will not realize anticipated cost reductions from staff-realignments and reductions; (v) the risk that Multimedia’s installed base in Mexico will not expand and contribute to revenues as expected due to delays in the opening of new facilities in Mexico or the placement of fewer units than anticipated as part of new facility openings or at other operator’s existing facilities; and (vi) the continuing risks to our financial condition and operations from regulatory developments, ongoing competitive pressures, the failure of customers to place terminals and units into operation, the removal of terminals from facilities of existing customers and the failure of one or more of our projected revenue sources or significant development opportunities to generate anticipated revenues. Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2007 and September 30, 2006

(In thousands, except shares)

ASSETS	March 31, 2007	September 30, 2006
CURRENT ASSETS:
Cash and cash equivalents	$3,719	$4,939
Accounts receivable, net of allowance for doubtful accounts of $1,164 and $1,007, respectively	17,335	17,825
Inventory	3,600	3,600
Prepaid expenses and other	1,725	2,562
Notes receivable, current portion	15,342	16,969
Deferred income taxes	1,727	1,623

Total current assets	43,448	47,518
Restricted cash and long-term investments	928	986
Leased gaming equipment, net	39,249	31,095
Property and equipment, net	83,072	86,264
Notes receivable, net	32,708	49,399
Intangible assets, net	40,774	46,120
Other assets	992	1,100
Deferred income taxes	11,916	6,059

Total assets	$253,087	$268,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of revolving lines of credit(1)	$—	$12,821
Current portion of long-term debts and capital leases	1,483	4,954
Accounts payable and accrued expenses	28,994	31,671
Federal and state income tax payable	1,891	2,125
Deferred revenue	1,481	1,782

Total current liabilities	33,849	53,353
Revolving lines of credit, less current portion(1)	49,145	43,193
Long-term debts and capital leases, less current portion	144	1,340
Other long-term liabilities	2,616	2,710

Total liabilities	85,754	100,596

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 31,709,790 and 31,442,818 shares issued, and 27,798,405 and 27,511,433 shares outstanding, respectively	317	314
Additional paid-in capital	76,346	74,121
Treasury stock, 3,911,385 shares at cost	(24,741)	(24,741)
Retained earnings	115,436	118,242
Accumulated other comprehensive income (loss)	(25)	9

Total stockholders’ equity	167,333	167,945

Total liabilities and stockholders’ equity	$253,087	$268,541

(1)	Classification of the revolving line of credit reflects the terms of the Syndicated Credit Facility that was signed on April 27, 2007.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007 and 2006

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006(2)
REVENUES:
Gaming revenue:
Class II	$12,137	$24,748
Oklahoma Compact	9,463	2,162
Charity	5,056	5,144
All other(1)	3,045	2,219
Gaming equipment, system sale and lease revenue	701	11,069
Other	324	1,114

Total revenues	30,726	46,456

OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	193	10,125
Selling, general and administrative expenses	16,533	17,582
Amortization and depreciation	14,961	14,129

Total operating costs and expenses	31,687	41,836

Operating income (loss)	(961)	4,620
OTHER INCOME (EXPENSE):
Interest income	1,075	611
Interest expense	(1,221)	(1,054)
Other	1,111	—

Income before income taxes	4	4,177
Income tax expense (benefit)	(2)	1,701

Net income	$6	$2,476

Basic earnings per share	$0.00	$0.09

Diluted earnings per share	$0.00	$0.09

Common Shares used in earnings per share calculation:
Basic	27,680,130	26,984,119

Diluted	29,449,782	29,009,957

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, and Mexico markets.
(2)	Certain amounts have been reclassified to conform to the current period presentation.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months Ended March 31, 2007 and 2006

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006(2)
REVENUES:
Gaming revenue:
Class II	$26,912	$49,152
Oklahoma Compact	15,872	3,934
Charity	9,233	9,812
All other(1)	5,524	4,080
Gaming equipment, system sale and lease revenue	1,027	11,694
Other	1,208	1,822

Total revenues	59,776	80,494

OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	716	10,722
Selling, general and administrative expenses	35,145	33,540
Amortization and depreciation	29,438	28,472

Total operating costs and expenses	65,299	72,734

Operating income (loss)	(5,523)	7,760
OTHER INCOME (EXPENSE):
Interest income	2,649	1,092
Interest expense	(2,531)	(2,020)
Other	1,111	—

Income (loss) before income taxes	(4,294)	6,832
Income tax expense (benefit)	(1,488)	2,827

Net income (loss)	$(2,806)	$4,005

Basic earnings (loss) per share	$(0.10)	$0.15

Diluted earnings (loss) per share	$(0.10)	$0.14

Shares used in earnings per share calculation:
Basic	27,606,928	26,999,281

Diluted	27,606,928	28,932,145

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, and Mexico markets.
(2)	Certain amounts have been reclassified to conform to the current year presentation.

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:

	For the Three Months Ended March 31,
	2007	2006
	(in thousands)
Net income	$6	$2,476
Add back:
Amortization and depreciation	14,961	14,129
Accretion of contract rights(1)	1,532	1,067
Interest expense, net	146	443
Income tax expense (benefit)	(2)	1,701

EBITDA	$16,643	$19,816

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

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